Exhibit 99.2

FINAL TRANSCRIPT

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Conference Call Transcript

OCCF - Q2 2008 Optical Cable Earnings Conference Call

Event Date/Time: Jun. 12. 2008 / 11:30AM ET

Operator

Good morning and welcome to Optical Cable Corp Conference Call. I will now turn the call over to Andrew Siegel.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Good morning and thank you all for participating in Optical Cable Corporations’ Second Quarter Fiscal Year 2008 Conference Call. By this time, everyone should have obtained a copy of the earnings release. If you haven’t, please visit www.occfiber.com for a copy. On the call with us today is Neil Wilkin, President and Chief Executive Officer of Optical Cable Corporation.

Before we begin, I’d like to remind everyone that this call may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors including, but not limited to, those factors set forth in detail in the “forward looking statements” section of yesterday’s press release. These cautionary statements apply to the contents of the Internet Webcast on www.occfiber.com as well as today’s call. Now, I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin—Optical Cable Corporation—President, CEO

Thank you, Andrew, and good morning, everyone. Joining me here today at Optical Cable Corporation’s offices is Tracy Smith, our Chief Financial Officer. I’d like to begin the call today with a few opening remarks, then I’ll have Tracy review the second quarter results for the third — three month and six month periods ending April 30th, 2008, in more detail. After Tracy’s remarks, I’ll provide a few closing comments and finally, we’ll answer as many of your questions as we can.

I would like to note that during the Q&A session we will-as we normally do-take questions from analysts and institutional investors. Additionally, we will also answer a number of questions from individual investors that were submitted prior to today’s call.

As a reminder, when we do offer an opportunity for shareholders to submit questions in advance of our earnings call, we will include instructions regarding such submissions in our press release, announcing the date and time of our earnings call-as we did for today’s call.

The Optical Cable Corporation team delivered another quarter of strong financial performance for our shareholders. For the fourth consecutive quarter, we experienced increases in our net sales, gross profits, and net income when compared to the same periods last year.

Net sales increased 21.2% to $13.5 million during the second quarter of fiscal 2008 when compared to the same period last year, and fiscal year to date, net sales has increased 28.2% when compared to the same period last year.

Also, during the second quarter, gross profit as a percentage of net sales increased to 42.6%, compared to 36.5% during the same period last year. And, during a historically slower part of the year, Optical Cable posted net income of $0.15 per share, exceeding the $0.14 per share and $0.13 per share earned during the first quarter — and fourth quarter of fiscal 2007, respectively. Through the second quarter, OCC’s trailing 12 month earnings per share is $0.51 with a 12 times PE ratio at yesterday’s closing price of $6.10 per share.

We are pleased with our financial performance during fiscal year 2008 to date. Our strategies and investments are positively impacting our results as evidenced by year-over-year increases in net sales, gross profits and net income. We are also pleased that our share price is beginning to be positively impacted by Optical Cable’s solid performance and outstanding potential for continued shareholder value creation.

Before I turn the call over to Tracy, there’s a couple of items since our last earnings call that I’d particularly like to call your attention to. As we’ve previously announced on June 2nd, Optical Cable Corporation acquired Superior Modular Products Incorporated, doing business as SMP Data Communications on May 30th. SMP Data Communications is an internationally respected and industry-leading innovator and supplier of fiber optic and copper connectivity products for the data communications industry and is now a wholly owned subsidiary of Optical Cable Corporation.

We purchased SMP Data Communications from Preformed Line Products Company for a purchase price of $11.5 million, subject to certain minimum working capital requirements and related purchase price adjustments.

We’re very excited about this acquisition, which will allow us to expand our product offering and provide customers with more complete cabling and connectivity solutions. This acquisition builds on Optical Cable’s strong presence in the enterprise market and is a major step towards fulfilling our long-term vision and strategy.

Optical Cable also established new credit facilities with Valley Bank in Roanoke, Virginia in connection with the acquisition of SMP Data Communications. The new credit facilities increased our borrowing capacity to $17 million, up from our previous $13.5 million.

Our strong debt-free balance sheet enabled us to fund prior capital expenditures and investments from operating cash flow. This made it possible to finance the acquisition of SMP Data Communications with bank financing, while maintaining appropriate financial flexibility for the Company. Approximately $8.7 million in bank debt financing was used in connection with the acquisition, with the remaining purchase price and expenses funded with available cash.

After the acquisition, we have unused and available bank financing of approximately $8.3 million. And now, I’ll turn the call over to Tracy Smith, our Chief Financial Officer, who will give you some of the specifics regarding our second quarter financial results.

Tracy Smith—Optical Cable Corporation—CFO

Thank you, Neil. For our second quarter fiscal year 2008, we reported net income of $878,000, or $0.15 per basic and diluted share compared to net income of $237,000, or $0.04 per basic and diluted share for the same period last year.

On a year-to-date basis, we reported net income of $1.7 million, or $0.29 per basic and diluted share compared to a net loss of $95,000 or $0.02 per basic and diluted share for the same period last year.

Net sales increased 21.2% to $13.5 million for the second quarter of fiscal year 2008, compared to $11.1 million for the same period last year. Net sales growth during the second quarter was achieved over a broad customer base and product mix, with notable increases in both specialty and commercial markets.

Net sales outside the U.S. continued to show substantial strength in the second quarter of fiscal 2008, increasing 30.9% compared to the same period last year, while net sales in the U.S. increased 17.4% compared to the same period last year.

Net sales increased 28.2% to $26.2 million for the first half of fiscal year 2008 from $20.4 million for the same period in 2007. On a year-to-date basis, net sales outside the U.S. increased 59.1% compared to the same period last year, while net sales in the U.S. increased 16.2% compared to the same period last year.

Gross profit margin, or gross profit as a percentage of net sales increased to 42.6% for the second quarter of 2008 compared to 36.5% for the same period last year. Gross profit increased 41.2% to $5.7 million for the second quarter of fiscal 2008, compared to $4.1 million for the same period last year. For the year–to-date period, gross profit margin increased to 42.3%, compared to 34.5% for the same period last year.

We believe the improvements in gross profit margin during the first half of fiscal 2008 is due to higher sales volumes and enhanced manufacturing efficiencies. Specifically, during the first half of fiscal 2008, we continued to experience positive impacts (as we did in the past three consecutive quarters) on our gross profit margins that we believe are attributable, in part, to the improvements in our manufacturing efficiencies, including improvements resulting from the successful integration of our ERP system.

Our gross profit margin percentages are heavily dependant upon product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix. Additionally, gross profit margins tend to be higher when we achieve higher net sales levels as certain fixed manufacturing costs are spread over higher sales volume.

SG&A expenses for the second quarter of fiscal 2008 increased to $4.4 million, compared to $3.7 million for the comparable period last year. However, SG&A expenses as a percentage of net sales dropped to 32.6% in the second quarter of 2008, compared to 33.2% in the second quarter of fiscal 2007.

The increase in SG&A expenses during the second quarter of fiscal 2008 compared to the same period last year, was primarily due to increases in employee performance-based incentives based on improved financial results during the second quarter of fiscal 2008, including increases in commissions due to higher net sales.

I wanted to go back and correct one statement that I made related to net income, on a year to date basis we reported net income of $1.7 million or $0.29 per share. And I stated that for the comparable period, we reported a net loss of $95,000; that $95,000 net loss related to the first quarter — or to the three month period only. [sic]

Neil Wilkin—Optical Cable Corporation—President, CEO

Thanks, Tracy, appreciate that. The Optical Cable team is and always has been fiercely committed to increasing long-term shareholder value rather than generating short-term returns. And I’m particularly pleased that Optical Cable Corporation and our shareholders now seem to be seeing the financial benefits of that approach.

We continue to be optimistic about Optical Cable Corporation’s performance for the remainder of the fiscal year. We do recognize the current economic environment continues to present challenges and Optical Cable could still be impacted by those economic realities during the second half of the year.

Also, during the coming months, we will be working to integrate our recent acquisition of SMP Data Communications. During Q3 2008, SMP Data Communications’ financial results will be consolidated and incorporated into OCC’s financial results.

We expect OCC’s net sales to be higher in the third quarter when compared to the same period last year. At the same time, SMP’s gross profit margins have historically been lower than OCC’s gross profit margins, and therefore, I’d also expect to see a decrease in OCC’s consolidated gross profit margin percentage.

We continue to be confident that Optical Cable has the right strategies in place to serve our customers and drive growth and profitability and that we have taken and are taking the necessary steps to appropriately position Optical Cable for long-term success.

We are particularly excited about the addition of SMP Data Communications to our team. We believe the ability to offer a full solution to our customers will only enhance our ability to further drive growth and profitability.

And now, we’re happy to answer as many of your questions as we can. We will first take calls from our analysts and fund investors and as time permits, we will address any questions submitted in advance of today’s conference call by individual investors. Operator, please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS). Your first question is coming from Craig Bach from The Market’s Edge.

Craig Bach—The Market’s Edge—Analyst

Good morning, gentlemen. Congratulations on a great quarter. Just had a couple questions here for you guys. The first question we had is you guys purchased SMP Data, was the company making money? Or is the company making money prior to your purchase?

Neil Wilkin—Optical Cable Corporation—President, CEO

The company was making money based on our unaudited numbers prior to our purchase of SMP. It’s going to be difficult for us to provide you with too much guidance with respect to what SMP was doing specifically because they were a subsidiary of another company and while there is some segment reporting information, all of that is essentially — their individual financial statements are essentially unaudited.

And so, while we’ll try to provide you with some information about SMP, we’re going to feel a little bit uncomfortable doing that until we’ve had a chance to do some audit procedures and have some audit procedures performed on their historical numbers.

As you’d imagine when we did this acquisition, we had engaged an investment bank, Cary Street Partners in Richmond, Virginia was our exclusive financial advisor. And we spent a lot of time with going through projections and forecasts as part of the acquisition, but I’m not prepared to discuss what our forecasts are with respect to those analyses at this time.

Craig Bach—The Market’s Edge—Analyst

Okay. Additional question. Will this acquisition be accretive?

Neil Wilkin—Optical Cable Corporation—President, CEO

Yes, we believe that it will be accretive.

Craig Bach—The Market’s Edge—Analyst

Okay.

Neil Wilkin—Optical Cable Corporation—President, CEO

Meaning we — that’s the intention. Obviously, we’re going to have some additional interest expense related to the monies that were borrowed in connection with the acquisition and that will partially offset the earnings that SMP Data Communications would otherwise generate.

We hope that over the longer term it’s going to be significantly accretive, otherwise we wouldn’t have done it, but I can’t really, specifically give you guidance on a quarter-by-quarter basis, or what we’re going to see in the third quarter as we integrate them and start to work together as one team.

Craig Bach—The Market’s Edge—Analyst

Okay. As far as the debt that you use, what were the terms of the debt that you used on — I didn’t know if I caught this correctly, from your press release you had stated that you had $17 million in debt that was new debt, and if I remember correctly, or heard correctly, $3 million of this debt is still unused. Is that correct?

Neil Wilkin—Optical Cable Corporation—President, CEO

No, that’s not correct. It’s not $3 million, I believe it’s $8.3 million.

Tracy Smith—Optical Cable Corporation—CFO

That’s right.

Craig Bach—The Market’s Edge—Analyst

Okay. Thank you. Okay, and as far as the terms, interest rates on the debt?

Tracy Smith—Optical Cable Corporation—CFO

There are four pieces of the credit facilities that we have put in place. The first piece is a revolver for $6 million, which has a floating rate. We don’t have any amounts currently and did not draw down any amounts on that to do the acquisition.

The second part of this debt — our new credit facilities, are basically two mortgage loans. One is for $6.5 million and that was fully funded on May 30th when we did the acquisition. The interest rate on that is 6% fixed, 25 year amortization period.

Neil Wilkin—Optical Cable Corporation—President, CEO

Fixed for five years with a balloon.

Tracy Smith—Optical Cable Corporation—CFO

Fixed for five years with a 25 year amortization — or based on a 25 year amortization. The second mortgage loan is for $2.24 million and was also fully funded on May 30th. It also has the same interest rate and the same amortization schedule as the $6.5 million.

And then we have another unfunded loan which has $2.26 million in availability and a term of that is a seven year term loan and it also has 6% — bears loan at a fixed rate of 6%, bears interest to the percent rate.

Craig Bach—The Market’s Edge—Analyst

Okay. Great, great. And just to confirm.

Neil Wilkin—Optical Cable Corporation—President, CEO

Craig, this is Neil, we’re going to be filing our 10-Q before too long, over the next — if not today, then over the next couple of days. And there’s a fairly detailed description of the loan terms in that filing, or will be. And that’s what I’d really refer you to make sure that you have an understanding of the financing to the extent you’re interested.

Craig Bach—The Market’s Edge—Analyst

Okay. Great. Thank you. As far as the margins of SMP, we have spoke briefly that the gross margin levels are not quite as good as Optical Cables’, do you have a guestimated — we’re getting a little more interested in what the net margin level would look like. I don’t know if you have a guesstimated number there?

Neil Wilkin—Optical Cable Corporation—President, CEO

We do, but not at a level — not with a comfort level that I’m willing to share. I mean, we’ve done some estimates on a projected basis, we also have some information from what we believe unaudited data on a historical basis, but I feel very uncomfortable providing you all that information, because obviously the level of analysis that’s done when you do an acquisition and go through and look at forward looking projections, it’s a little bit different approach than when you go through and actually have numbers audited.

And so we have perceptions as to what we believe it’s going to be, but I would prefer at this time to just leave it at the fact that our average gross profit margin is expected to come down on a consolidated basis, obviously net income — or excuse me, net sales on a consolidated basis will go up as we get to add in SMP Data Communications’ sales and as I’ve said before, in response to one of your earlier questions is we’re hopeful that the acquisition will be accretive even after interest expense. But, if not immediately accretive, certainly will be accretive in the longer term is our strong belief. Otherwise we wouldn’t have done this acquisition.

Craig Bach—The Market’s Edge—Analyst

Okay, great. And as far as the press release had stated SMP’s revenue was $21 million, is that correct?

Neil Wilkin—Optical Cable Corporation—President, CEO

Right, that’s on unaudited net sales number provided to us on a historical basis and taken from Preformed Line Products segment reporting.

Craig Bach—The Market’s Edge—Analyst

Okay. And as far as — did you acquire some debt with the acquisition as well?

Neil Wilkin—Optical Cable Corporation—President, CEO

No.

Craig Bach—The Market’s Edge—Analyst

Okay.

Neil Wilkin—Optical Cable Corporation—President, CEO

When the company was bought it was essentially debt free, except for, as you’d expect, trade accounts payable, and those sorts of accrued liabilities.

Craig Bach—The Market’s Edge—Analyst

Okay. And just one final comment, according to your 10-K last year, as far as seasonality is concerned, generally speaking, the second half of your years tend to be stronger than the first half, would you say that seasonality perspective still exists?

Neil Wilkin—Optical Cable Corporation—President, CEO

I can’t say that. I wish that I could say that. The reason why I can’t is a couple of reasons. One, the economic market right now is very uncertain and so while it hasn’t affected OCC in the first half of the year, we’re uncertain as to whether it will in the second half of the year.

We haven’t seen anything that tells us the seasonality has generally changed, but because of what’s going on in the economy and the fact that what happens in the industry from a project standpoint and other variables, I’m just not prepared to extrapolate to the second half of the year based on what our results were the first half of the year.

Craig Bach—The Market’s Edge—Analyst

Okay. Understandable. And one of the things that we look into your past as far as 2005, 2006, there was a little bit of a variability as far as revenue numbers and EPS and that type of thing, is that more or less based on how contracts are coming in? Or what could you attribute some of that variability in previous years to?

Neil Wilkin—Optical Cable Corporation—President, CEO

Well, we had some variability in previous years for a number of reasons, but on a perspective basis, let me give you a little sense of what causes variability in our sales numbers. Typically, there is a fairly substantial base of business that we have on a quarter to quarter basis, and even on a month to month basis.

That said, we do have also a significant portion of our top line revenue generated from larger projects and those projects can hit at different times during the year or different months. And so, we have an actual surprisingly smooth top line given the fact that we are dependant on some of those projects and the timing of those projects.

It always seems like in any given quarter we have one or two major projects that really help generate a significant amount of revenue in the quarter. What was interesting about the second quarter though was we didn’t really have any major projects along those lines and so that was unusual and also, I think it makes the sales number that we achieved in the second quarter more significant.

Craig Bach—The Market’s Edge—Analyst

Yes, agreeable. Well, we believe you guys are a steal at this price and at this PE so we’re looking forward to your future. Thanks a lot for taking my calls.

Neil Wilkin—Optical Cable Corporation—President, CEO

Thank you, no problem.

Operator

(OPERATOR INSTRUCTIONS). Your next question is coming from Jeff Schmidt from Thompson Davis.

Jeff Schmidt—Thompson Davis—Analyst

Hi, good morning.

Tracy Smith—Optical Cable Corporation—CFO

Good morning.

Jeff Schmidt—Thompson Davis—Analyst

Little bit on this SMP acquisition you speak a little bit about a broader product line and I guess a potential in the international markets. I was wondering if you could delve a little bit into the opportunity that presents you from the competitive nature and also your opportunities in the international markets.

Neil Wilkin—Optical Cable Corporation—President, CEO

I’m happy to do that, Jeff. What OCC was finding more and more was that our customers were looking for — particularly on the commercial side of our business, which is a little bit over half of our business, were looking for a more complete solution. So they could go out and buy our fiber optic cable and someone else’s connectivity. But that wasn’t really what their preference was.

And so there’s still some of that business, what we call open architecture, but there’s also more and more of what I’ve just described, which is sort-of a closed architecture, referred to as a closed architecture. And so the acquisition of SMP Data Communications really provides us with the ability to offer a more complete suite of products and solutions to our customers. And that, we believe, will better position us in the marketplace on a going forward basis.

We’ve always been able to win sales based on the features and benefits of our cable, independent of any connectivity and other solution. But when you have that complete solution, we really believe we’re going to benefit from that.

And the reason why we’re so excited about SMP Data Communications is they are one of the major innovators in this market with respect to copper and fiber optic connectivity. They have a terrific engineering group and a very inventive engineering group and we think that together with our engineers we’ll be able to come up with some creative solutions to customer requirements.

And so, while we hadn’t previously disclosed that we were looking at connectivity, other than the investment we made down in Texas, the reality is, we’d been looking at getting into this line of business for quite some time. And SMP was something that came along later in that process that we were already engaged in, but I think was the best solution for what we were trying to do to expand our product line.

And so they’ve got a great team of people, there seems to be a lot of cultural similarities between our two companies and our sales teams are already working together very closely. And so I really think that this is a significant opportunity for OCC in how we’re going to be positioned in the marketplace on a going forward basis.

Jeff Schmidt—Thompson Davis—Analyst

And the international opportunity?

Neil Wilkin—Optical Cable Corporation—President, CEO

Well, it helps internationally — it does help internationally too. I mean the issues that I described with respect to having a more complete suite of products and a solution is applicable to international customers as well. What’s interesting is OCC has a stronger international presence than SMP did, but we think that that’s going to allow us to leverage OCC’s presence hopefully, and assist in expanding SMP’s opportunities.

Of course, all this is the reason why we did it on a long-term basis. I’m not trying to, in any way, suggest that we’re going to see all these benefits in the next quarter, two quarters, three quarters. But, over the long-term, this was a very strategic acquisition and the feedback we’re getting from the field was it was a very smart one.

Jeff Schmidt—Thompson Davis—Analyst

Thanks a lot for taking my call.

Neil Wilkin—Optical Cable Corporation—President, CEO

No problem.

Operator

Thank you. There appear to be no more questions at this time. I will turn the floor over back to Andrew Siegel.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Thank you very much. Neil we do have a number of questions today from an individual shareholder, Paul Benesch. His first question relates to the SMP acquisition and he asks how you will account for it under GAAP regulations.

Specifically, he asks will costs be amortized over time or reported in the quarter in which they’re spent. And I think you’ve addressed this already, but he also asks whether or not you’ll break out SMP sales and income separately.

Neil Wilkin—Optical Cable Corporation—President, CEO

Okay, why don’t we take that first part of the question? With respect to it — the last question I’ll answer and then I’ll let Tracy answer the first part of the question. With respect to the second part of the question, it’s unclear at this point what’s going to be required as far as breaking out SMP separately.

On a consolidated basis there will be consolidated results which will include the results of SMP. From an accounting standpoint of how we’re accounting for the acquisition, did you want to talk about that a little bit?

Tracy Smith—Optical Cable Corporation—CFO

Yes. I guess what I would say is that there are certain costs of the acquisition that under current accounting literature would be capitalized as opposed to expensed and so that’s what I anticipate. But I don’t have an amount that I can give you related to that.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Okay, and the second question relates to your investment in a connector start up company and how the SMP acquisition will complement that.

Neil Wilkin—Optical Cable Corporation—President, CEO

The investment that we have, or the loans we have with Applied Optical Systems was really our first step into trying to provide a more complete solution. Applied Optical Systems focuses more on harsh environment and military connectivity and again, really almost exclusively in fiber optics, they do a little bit of work in copper data communications.

So, I think it’s more additive than it is something that’s going to overlap with what Applied Optical Systems is doing, but if you take the SMP Data Communications market targets which are mainly on the commercial side, what we call the commercial side of the business and you add that to our interests or the loans and the related warrant rights we have with respect to Applied Optical Systems, that provides us with some opportunities that will be interesting going down the road.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Okay, his next question, I think you’ve already talked to this as well, relates to the traditional seasonality that you have often experienced. Can you comment any more on that?

Neil Wilkin—Optical Cable Corporation—President, CEO

I think we’ve already pretty much addressed that one.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Yes, I think you have. Okay, his final question then, that given your strong trail in EPS, what do you think the stock price will do and do you plan to be active in repurchasing shares?

Neil Wilkin—Optical Cable Corporation—President, CEO

That’s probably one thing that I really never try to comment on too much about is about the stock price specifically. We do have a $0.51 per share earnings on a 12 month trailing basis at the moment after our second quarter. I think that — I’d said before that I think on our last earnings call that our PE ratio is a little bit low, but I think it’d be inappropriate for me to comment as to where I think the stock price will go specifically.

I mean we are a — while we are traded on NASDAQ’s global market, we are a small cap stock. So that has certain impacts on where the stock price goes. And the market, quite frankly, around our stock, because of that, isn’t always as efficient as we would hope.

But I think folks are now starting to see — what I will say, is I think folks are now starting to see what we’ve been working on for quite a long time now. We’ve been trying to focus on improving our processes in making the investments necessary to improve OCC’s operations so that we could become more efficient.

And we’ve achieved a lot of that, of course, — and that’s going to reflect in our gross profit margins. Of course, those margins fluctuate based on product mix and other things from a quarter-to-quarter basis. But generally, we’ve made those investments and have seen the benefit of that. It was a long-term strategy, I think a lot of public companies are more short-term focused than we are.

But we’re starting to see the benefit of that and we’re very pleased with that. Additionally, one of the other pieces of our strategy was really to expand our product offering. And SMP Data Communications is part of that. Applied Optical Systems, to a lesser extent, is part of that at the moment.

And so, we’re very pleased with how that’s coming together as well. And I think that provides us with a lot of opportunity to grow and create long-term shareholder value. And that’s what we’ve always been focused on and we will continue to focus on. We do have variability from quarter to quarter.

I — particularly given our economic — the economic — the economy and the general macro economic factors that are going on right now, I’m uncomfortable trying to predict what the third quarter is going to look like or what the fourth quarter is going to look like.

But, we’ve taken steps that are well positioning OCC for future shareholder value creation and for future growth and profitability growth. And we’re very excited about that and we’re going to continue down that path.

Andrew Siegel—Joele Frank, Wilkinson Brimmer Katcher—IR

Okay, great, Neil. We have no further questions at this time, so I’ll turn it back over to you for concluding remarks.

Neil Wilkin—Optical Cable Corporation—President, CEO

Okay. I just wanted to make sure that I thanked everyone for joining us on the call today, and as always, we appreciate your time, your questions and your interest in Optical Cable Corporation. Thank you.

Operator

Thank you. This concludes today’s Optical Cable Corp conference call, you may now disconnect.